Exhibit 99.1

Contacts:  Investor Relations: Richard Clark, 914-244-5425
           News Media:         William Adler, 914-244-7585




      READER'S DIGEST REPORTS 3Q EARNINGS OF $0.27 PER SHARE,
        UP FROM AN ADJUSTED $0.17 PER SHARE IN FISCAL 2000


PLEASANTVILLE, NY, May 2, 2001 -- The Reader's Digest
Association, Inc. (NYSE: RDA, RDB) today announced earnings of
$0.27 per share for the fiscal 2001 third quarter ended March 31, 2001. Earnings for last year's third quarter were an adjusted
$0.17 per share, or $0.12 per share, as reported.

      EPS for both quarters included results from BrandDirect Marketing, Inc. (BDM), which were consolidated using the equity method of accounting in the second quarter of fiscal 2001. BDM negatively affected the fiscal 2000 results by $12 million, or $0.11 per share, while there was no effect on third-quarter results for fiscal 2001.

      Operating profit for this quarter was $40 million, flat versus the prior-year quarter excluding a one-time restructuring charge of $9 million in fiscal 2000. Revenue was $608 million, down 2 percent on a reported basis. Adjusted for the effects of foreign-exchange currency fluctuations, revenue was up 1 percent. Operating profit margins for fiscal 2001 were 7 percent, the same as in the prior-year quarter.

      Operating profit for the third fiscal 2001 quarter was negatively affected by a significant downturn in business in the United States. Sales of most Global Books and Home Entertainment product lines in the United States were soft. Advertising sales declined for all of the company's U.S. magazines, including Reader's Digest, where advertising was down 17 percent for the quarter. These results were partially offset by significantly lower employee expenses, principally long-term incentive plan compensation for senior executives, strong profit improvement at QSP, Inc., and operating profit growth in certain of the company's international businesses, reflecting the diversity of markets in which it operates.

      The U.S. highlight was QSP, Inc., which had higher revenue and operating profit. Revenues at QSP grew 97 percent, while operating profit was up 30 percent. The unit was expanded last year through the acquisition of the sales force of World's Finest Chocolate, Inc.

      "It is clear that the economy is having an effect on all of our U.S. businesses," said Thomas O. Ryder, chairman and chief
executive officer.   "The combination of lower advertising
spending in virtually every category and the general lack of consumer confidence is hurting our performance, as it is for all publishing companies."

      Ryder said that unit sales for Global Books and Home Entertainment were lower in the United States due to a combination of factors, including weakness in the direct-mail industry, lower responses to certain products and changes to promotions relating to a new multi-state agreement on sweepstakes marketing. The company began implementing the agreement on April 1, although some of the promotional copy changes were anticipated and phased in during the second and third quarters.

      "The agreement with the attorneys general has had an effect on our business this quarter, and, as we have said previously, we expect this to continue for the balance of this fiscal year and into next fiscal year," Ryder said. "We have completed successful tests of several new sweepstakes promotions that are consistent with the new guidelines. These promotions will mail beginning in the first half of fiscal 2002."

      Operating profit at Global Books and Home Entertainment
(BHE) was $40 million, down 15 percent over the prior year. The BHE business reflected poor performance in the U.S. market, offset by lower employee expenses and improved performance in the international markets. BHE operating profit was up in many international markets as a result of higher membership for series products and cost reduction initiatives. However, softness in general books, music single sales and video in the United States offset growth. Books Are Fun contributed higher U.S. profits.

      The U.S. Magazines segment had operating profit of $10 million, up 32 percent over a year ago. This reflected lower employee expenses for this segment and strong sales at QSP, Inc, partially offset by a 17 percent decrease in advertising sales at Reader's Digest magazine and soft advertising at the Special Interest magazines. Circulation profit was lower because of increased sales of new subscriptions and the resulting lower amounts initially paid by new subscribers. International Magazines had an operating loss of $2 million, roughly flat with last year.

      The loss for Other Businesses was reduced, from $12 million to $8 million, mostly due to lower marketing costs at gifts.com, Inc., and from higher profits from financial services initiatives.

      In this quarter, BHE had revenue of $367 million, down 8 percent, and down 5 percent exchange-adjusted. This was principally due to a decline in the U.S. business, partially offset by increased revenue at Books Are Fun in the United States plus increases in certain international markets.

      U.S. Magazines had revenue of $162 million, up 18 percent. The improvement was driven by the increased sales at QSP, Inc. This was partially offset by the decrease in advertising revenue at Reader's Digest magazine, as well as advertising declines at the Special Interest magazines, and a small decrease in Reader's Digest circulation revenue. Revenue was up for Selecciones, the U.S. Spanish-language edition of Reader's Digest. Revenue for International Magazines was $70 million, down 4 percent, and up 1 percent on an exchange-adjusted basis. Lower revenue was caused by advertising declines at Reader's Digest and the discontinuation last year of the company's magazine operations in Italy.

      Revenue for Other Businesses declined by 5 percent, mainly because of lower revenue at gifts.com, Inc., from streamlined catalog mailings.

      Looking ahead, Ryder said: "Reader's Digest has enjoyed strong operating profit growth during the past three years. We continue to make progress in many areas, and we remain focused on our long-term goal of achieving $500-$600 million a year in operating profit by the end of 2004. At the same time, we are not impervious to the economy and other environmental factors.
We have implemented a variety of prudent cost-reduction measures to trim discretionary spending, and we are accelerating our longer-term re-engineering efforts. We expect the softness in global advertising as well as U.S. BHE products to continue through this fiscal year, most likely resulting in fourth-quarter earnings in the range of $0.18 to $0.21 per share. Based on preliminary budget reviews, we expect earnings growth for fiscal 2002 to be in the range of 10 to 20 percent."

           [Segment information follows]

CONSOLIDATED RESULTS FOR THE QUARTER
 Millions of dollars,               Reported          Reported
 Except earnings per share      Q3 2001    Q3 2000    '01 vs.'00
                                          (Restated)

 Revenues (A)                   $608       $620           (2)%
 Operating segment profit        $40        $40           ---
 Operating segment profit         7%         7%           ---
 margin
 Operating profit (B)            $40        $31            30%
 Other income (expense),          $3        $(8)           N/M
 net
 Net income (B)                  $28        $13           118%
 Diluted earnings per          $0.27      $0.12           129%
 share
 Diluted earnings per          $0.27      $0.17            59%
 share (adjusted) (B)


N/M - Not Meaningful

(A) Revenues for Q3 2001 includes the negative effect of changes in foreign currency exchange rates in comparison to the prior period of $17.3 million.

(B) Operating profit, Net income, and Diluted earnings per share for Q3 2000 include other operating items and impairment losses of $9.3 million before taxes, $6.2 million after taxes, or $0.06 per share, which has been excluded from diluted earnings per share (adjusted).
    Difference in earnings per share is due to rounding.

Income statement information of reported results for the third quarter of fiscal 2001 and restated results for the third quarter of fiscal 2000 are attached in Tables 1 and 2.


                     OPERATING SEGMENT RESULTS

             Global Books and Home Entertainment (BHE)
      The BHE business had third-quarter operating profit of $40 million, down 15 percent compared with the prior-year period. Lower employee expenses mitigated the profit decline. The soft United States market contrasted with improved performance by many of the international businesses. BHE profit growth was strong in the developing markets of Eastern Europe, as well as France, Mexico, the United Kingdom and Canada. Operating profit in the international markets was up for all products except general books. Profits in the United States were lower for many products, resulting from lower revenues, as described below.

      BHE revenue of $367 million was down 8 percent, driven by weak performance in the United States. Markets with significant increases in revenue included Germany, Eastern Europe, Mexico, Asia and Canada. All product lines in international markets with the exception of general books had higher revenue this quarter, compared with the prior-year period.

      Increased series membership, especially in Germany and Russia, drove revenue higher for Select Editions, as well as for reading and illustrated series products. General books revenue was down, primarily in the United Kingdom, Brazil, Germany and Benelux because of lower responses to certain titles and, in some cases, reduced mail quantities.

      In the United States, revenue was down for general books, series, music, and video products. The general books product in the prior-year quarter, "How to do Just About Anything on a Computer," outperformed sales of the current quarter's titles. Revenues for Select Editions were smaller from lower mailings. Music products had lower revenues for the quarter, driven by softness in the single-sales business, offset slightly by gains in the series business. On a year-to-date basis, revenues for music products were higher than the prior-year period. Video products had revenue declines because of lower response rates. U.S. BHE in general had promising response rates to new marketing initiatives, particularly telemarketing, during the quarter.

                          U.S. Magazines
      Operating profit for U.S. Magazines was $10 million, up by 32 percent over last year's quarter. The improvement was driven by lower employee expenses for this segment and sharply higher operating profit for QSP, Inc., which had higher gift and food sales as well as improved margins. Advertising profits were lower for Reader's Digest magazine and the Special Interest magazines, due to industry-wide advertising softness, especially in the do-it-yourself, automotive and health advertising categories. Circulation profit for Reader's Digest was down because of increased sales of new subscriptions and the resulting lower amounts initially paid by new subscribers.

      Revenue for the quarter increased 18 percent to $162 million, compared with $137 million in the prior-year period. The improvement was from increased sales of products at QSP, Inc., partially offset by the lower advertising revenues from Reader's Digest and the Special Interest magazines, as discussed above. Revenue increased for Selecciones, which had higher advertising sales. In January, the magazine increased its rate base from 200,000 to 250,000 copies per month.

                      International Magazines
      The International Magazines segment had a reported operating loss of $2 million for the third quarter of fiscal 2001, roughly flat versus the prior-year period. Operating profit increased in certain markets, notably in Asia, France, Benelux and Mexico. In Asia and Mexico, increased subscriptions resulted in higher profits. Cost-reduction initiatives contributed to profit gains in Asia, France and Benelux. Offsetting these gains was a loss in Brazil during the current quarter from softness in subscriptions and continued investment spending to build promotion lists.

      Revenue was down 4 percent, and up 1 percent on an exchange-adjusted basis. Lower revenue was caused by advertising declines at Reader's Digest and the discontinuation last year of
the company's magazine operations in Italy.   Circulation revenue
increased in Mexico, Canada and Asia from local price increases and higher subscription volumes. There was softness in circulation revenue in some countries, primarily in Brazil, offsetting a portion of the revenue gains in other markets.

                         Other Businesses
      In Other Businesses, operating losses were reduced from $12 million in the prior-year period to $8 million in the third quarter of fiscal 2001. This was due to lower costs at gifts.com, Inc., (marketing costs in fiscal 2000 were higher associated with promotion efforts for the launch of gifts.com) and improved results from financial services initiatives.
Revenue from Other Businesses of $9 million in the third quarter of fiscal 2001 was down 5 percent compared with the prior-year period, reflecting lower sales at gifts.com, Inc.

      The Reader's Digest Association, Inc., is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.6 billion for the fiscal year ended June 30, 2000. Global headquarters are located at Pleasantville, New
York.  The company's main Web site is at www.readersdigest.com.


      The company has four operating segments: Global Books and Home Entertainment (Select Editions, series and general books, Books Are Fun, Ltd., recorded music and videos); U.S. Magazines (Reader's Digest magazine in the United States, The Family Handyman, American Woodworker, New Choices: Living Even Better After 50, Walking, Reader's Digest Large Type Edition, Selecciones, and QSP, Inc., a school and youth fundraising organization); International Magazines (Reader's Digest magazine, published in 47 editions and 19 languages outside the United States and sold in more than 60 countries, Moneywise in the United Kingdom, Benchmark financial publications in Asia, Receptar, a home-and-garden magazine in the Czech Republic, and international new business alliances); and Other Businesses (results from developing businesses, start-ups and marketing alliances, U.S. initiatives in financial services and health, and gifts.com, Inc., which includes Good Catalog Company).

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.